Exhibit 23.1

PricewaterhouseCoopers LLP Chartered Accountants 1250 René-Lévesque Boulevard West Suite 2800 Montréal, Quebec Canada H3B 2G4 Telephone +1 514 205 5000 Facsimile +1 514 876 1502 www.pwc.com/ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in AbitibiBowater Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers

Chartered Accountants

January 7, 2011

Montréal, Canada

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the

PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.